Exhibit 99.1

International Aluminum Corporation Announces Results For Second Quarter

MONTEREY PARK, CA,  February 11, 2004 - International Aluminum Corporation (NYSE: IAL) today announced results for the quarter and six months ended December 31, 2003 as follows:

	Quarter Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002

Net sales	$50,698,000	$45,784,000	$103,654,000	$94,928,000

Income from continuing operations	$1,562,000	$839,000	$3,100,000	$1,751,000
Income (loss) from discontinued operations	88,000	(177,000)	129,000	(390,000)
Net income	$1,650,000	$662,000	$3,229,000	$1,361,000

Basic and diluted EPS:
Continuing operations	$.37	$.20	$.73	$.41
Discontinued operations	.02	(.04)	.03	(.09)
Total	$.39	$.16	$.76	$.32

Contact:

David C. Treinen, President  (323) 264-1670

Mitchell K. Fogelman, Senior Vice President-Finance  (323) 264-1670